Exhibit 99.1

A Message from Juniper Networks’ Founder, Pradeep Sindhu

As many of you know, I have always had a passion for solving large, complex problems that have broad industry applicability. One of the biggest challenges facing the high tech industry today is how to make radical improvements to the economics, security, and reliability of cloud data centers given the slowdown of Moore’s Law and the progressive increase in the ratio of communication to computation for contemporary applications. This is the reason I founded Fungible in 2015.

I am equally passionate about the success of Juniper Networks, the company I founded in 1996. I believe that the technology I am working on at Fungible, in conjunction with Juniper’s technologies, have the potential to revolutionize the industry. This is why Juniper has invested in Fungible.

I am confident in Rami Rahim’s continued leadership and I will transition to the role of Chief Scientist at Juniper Networks so that I can devote more time to my duties as Chief Executive Officer of Fungible. I will play an active role in the search for Juniper’s next Chief Technology Officer (CTO) and will continue to serve as CTO until Juniper finds a suitable replacement. I am very much looking forward to working with the new CTO at Juniper in my new role as Chief Scientist. In connection with our upcoming annual meeting in May, I plan to transition from Vice Chairman of Juniper’s Board of Directors to Technical Advisor to the Board. I remain fully committed to Juniper’s continued success.

Pradeep Sindhu

Founder, Chief Technology Officer, and Vice Chairman to the Board, Juniper Networks